Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Number 333-157494 on Form S-3 of our report dated March 30, 2010, except as to the fourth paragraph of the report and Note 10, which are as of May 19, 2010, relating to the restatement of the consolidated financial statements of United States Commodity Funds LLC and Subsidiaries as of December 31, 2009 and 2008 and for the years then ended, appearing in this Current Report on Form 8-K of United States 12 Month Oil Fund, LP.

/s/ SPICER JEFFRIES LLP
Greenwood Village, Colorado
May 24, 2010